Exhibit 5.1

Suite 1600 | 1901 Avenue of the Stars | Los Angeles, CA 90067-6017 310-228-3700 office | 310-228-3701 fax | www.sheppardmullin.com

July 13, 2010

RealD Inc.

100 N. Crescent Drive, Suite 120

Beverly Hills, California 90210

Re:                             Registration Statement on Form S-1 (333-165988)

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by RealD Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-1 (File No. 333-165988) initially filed on April 9, 2010 (as amended and supplemented from time to time, the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”) covering the offering for sale of an aggregate of up to 10,750,000 shares (together with an additional 1,612,500 shares (the “Over-allotment Shares”) that may be purchased by the underwriters pursuant to an option to purchase additional shares granted by the Selling Stockholders (as defined below), the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), of which up to 6,000,000 Shares will be offered and sold by the Company (the “Company Shares”) and up to 4,750,000 Shares (and the Over-allotment Shares, if any) will be offered and sold by the selling stockholders named therein (the “Selling Stockholders”) (such offer and sale, the “Offering”).  Of the Shares to be sold by the Selling Stockholders, 63,353 Shares will be purchased by the Selling Stockholders prior to their issuance under outstanding stock options (together with any Over-allotment Shares, if any, the “Stockholder Option Shares”), 500,816 Shares will be sold prior to their issuance upon the conversion of the Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred”), 890,030 Shares will be sold prior to their issuance upon the conversion of the Series B Convertible Preferred Stock, par value $0.0001 per share (the “Series B Preferred”), 1,452,527 Shares will be sold prior to their issuance upon the conversion of the Series C Convertible Preferred Stock, par value $0.0001 per share (the “Series C Preferred”) and 235,517 Shares will be sold prior to their issuance upon the conversion of the Series D Convertible Preferred Stock, par value $0.0001 per share (the “Series D Preferred” and collectively with the Series A Preferred, the Series B Preferred and the Series C Preferred, the “Preferred Stock”, and such Shares together with any Over-allotment Shares, if any, issued upon conversion of shares of Preferred Stock, collectively, the “Stockholder Conversion Shares”) and 1,607,757 Shares are currently outstanding (together with any Over-allotment Shares, if any, the “Stockholder Outstanding Shares”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion, we have reviewed and relied upon the Registration Statement and related Prospectus, the Company’s certificate of incorporation dated April 8, 2010, as amended on June 28, 2010 and as in effect on the date hereof, the Company’s bylaws dated April 8, 2010 and as in effect on the date hereof, resolutions adopted by the Board of Directors and stockholders of the Company and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion.  With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original and the conformity to originals of all documents submitted to us as certified or reproduced copies.  We have also obtained from public officials and officers of the Company certificates or comparable documents as to certain factual matters.  We have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

Based on the foregoing review, and in reliance thereon, we are of the opinion that: (i) the Stockholder Outstanding Shares are duly authorized, validly issued, fully paid and non-assessable; (ii) the Company Shares have been duly authorized, and if, as, and when issued and sold in the manner contemplated in the Registration Statement, will be validly issued, fully paid and non-assessable; (iii) the Stockholder Option Shares, when issued and paid for as contemplated in the applicable stock option agreements and sold as contemplated in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable, (iv) the Stockholder Conversion Shares, when issued upon the conversion of Preferred Stock in accordance with the Company’s certificate of incorporation and sold as contemplated in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal matters” in the Prospectus included in the Registration Statement.

We express no opinion as to matters governed by any laws other than the Delaware General Corporation Law.

This opinion letter is rendered to you solely for use in connection with the issuance and sale of the Shares in accordance with the Registration Statement as of the date first written above and is not to be relied on for any other purpose.  We disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein.  Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

Respectfully submitted,

/s/SHEPPARD, MULLIN, RICHTER & HAMPTON LLP